EXHIBIT 99.1
Spirit Airlines Reports August 2015 Traffic

MIRAMAR, Fla., (September 10, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for August 2015.

Traffic (revenue passenger miles) in August 2015 increased 26.7 percent versus August 2014 on a capacity (available seat miles) increase of 31.7 percent. Load factor for August 2015 was 86.2 percent, a decrease of 3.4 percentage points compared to August 2014. Contributing to this decrease was the shift of the Labor Day holiday. Last year, August load factor benefited from peak outbound travel related to the Labor Day holiday. This year, both the peak outbound and return travel related to Labor Day occurred in September.
Spirit's preliminary systemwide completion factor for August 2015 was 99.1 percent.
The following table summarizes Spirit's traffic results for August and year-to-date 2015, compared to prior year periods.

	August 2015	August 2014	Change
Revenue passenger miles (RPMs) (000)	1,637,228	1,291,894	26.7%
Available seat miles (ASMs) (000)	1,899,182	1,442,061	31.7%
Load factor	86.2%	89.6%	(3.4) pts
Passenger flight segments	1,648,122	1,340,973	22.9%
Average stage length (miles)	979	955	2.5%
Total departures	11,628	9,261	25.6%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	11,817,878	9,362,352	26.2%
Available seat miles (ASMs) (000)	13,735,210	10,629,336	29.2%
Load factor	86.0%	88.1%	(2.1) pts
Passenger flight segments	11,833,883	9,474,873	24.9%
Average stage length (miles)	981	981	—%
Total departures	84,422	66,986	26.0%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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